  As filed with the Securities and Exchange Commission on February 26, 2002

                                                    Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ---------------

                                    FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ---------------

                              BROOKE CORPORATION
            (Exact name of registrant as specified in its charter)


                     KANSAS                            48-1009756
         (State or other jurisdiction of            (I.R.S. Employer
         incorporation or organization)            Identification No.)

                        10895 GRANDVIEW DRIVE, SUITE 250
                           OVERLAND PARK, KANSAS 66210
                                 (913) 661-0123
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  LELAND G. ORR
                       ASSISTANT SECRETARY, TREASURER AND
                             CHIEF FINANCIAL OFFICER
                               BROOKE CORPORATION
                                  205 F. STREET
                           PHILLIPSBURG, KANSAS 67661
                                 (785) 543-3199
           (Name, Address, including zip code, and telephone number,
                  including area code, of agent for service)

                             With a copy sent to:
                            ROBERT J. AHRENHOLZ, ESQ.
                                 KUTAK ROCK LLP
                       717 SEVENTEENTH STREET, SUITE 2900
                             DENVER, COLORADO 80202
                                 (303) 297-2400

      Approximate date of commencement of the proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

                                  ---------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                          CALCULATION OF REGISTRATION FEE

=====================================================================================================================
       Title of each class                 Amount          Proposed maximum      Proposed maximum         Amount of
         of securities to                  to be            offering price      aggregate offering      registration
          be registered                  registered          per share(1)            price(1)              fee(2)
---------------------------------------------------------------------------------------------------------------------
Common stock issuable upon                100,000                 $25             $2,500,000(4)             $230
conversion of preferred stock(3)
=====================================================================================================================

------------
(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Registration fee calculations are based on the filing fee of $92 per $1,000,000 of securities registered.
(3) Common stock issuable upon conversion of 100,000 shares of convertible preferred stock, par value $25 per share.
(4) Registrant does not receive any additional consideration for the conversion of the shares of convertible preferred stock into shares of common stock. The proposed maximum aggregate offering price for the shares of common stock is equal to the aggregate price received by the registrant for its sales of the shares of convertible preferred stock, or $2,500,000.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE.

                Subject to completion, dated February 26, 2002

                                   PROSPECTUS

                               BROOKE CORPORATION

          100,000 shares of common stock, par value $1.00 per share

By this prospectus, we are offering up to 100,000 shares of our common stock, par value $1.00 per share issuable upon the conversion of two series of our convertible preferred stock currently outstanding as described in this prospectus.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS, AS INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

There is no market for our common stock offered by this prospectus. Our common stock is not listed on a securities exchange and you should not expect one to develop in the future.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED ANY OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is ____________ ___, 200_.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
FORWARD-LOOKING STATEMENTS...................................................2
PROSPECTUS SUMMARY...........................................................3
RISK FACTORS.................................................................5
USE OF PROCEEDS.............................................................10
DESCRIPTION OF THE COMPANY..................................................10
DETERMINATION OF THE OFFERING PRICE.........................................19
DESCRIPTION OF SECURITIES...................................................19
PLAN OF DISTRIBUTION........................................................23
LEGAL MATTERS...............................................................23
EXPERTS.....................................................................23
AVAILABLE INFORMATION.......................................................23
ADDITIONAL INFORMATION......................................................24
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................25


                       FORWARD-LOOKING STATEMENTS

      This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of words like "believes," "could," "possibly," "probably," "anticipates," "estimates," "projects," "expects," "may," "will," "should," "intend," "plan," "consider" or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. We base these forward-looking statements on our current expectations and projections about future events and information currently available to us. These forward-looking statements are subject to risks, uncertainties, and assumptions about our company, including but not limited to those discussed under "RISK FACTORS."

      We wish to caution you that the forward-looking statements in this prospectus are only estimates and predictions. Our actual results could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

                                 PROSPECTUS SUMMARY

      THIS SUMMARY HIGHLIGHTS THE KEY INFORMATION CONTAINED IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING YOUR INVESTMENT DECISION. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION TITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE NOTES RELATING TO THOSE STATEMENTS.


                               BROOKE CORPORATION

BACKGROUND

      Brooke Corporation was incorporated in the State of Kansas in January 1986 under the name Brooke Financial Services, Inc., and in June 1987, we changed our name to Brooke Corporation. Our principal executive offices are located at, and our mailing address is, 10895 Grandview Drive, Suite 250, Overland Park, Kansas 66210. Our telephone number is (913) 661-0123.

OUR COMPANY

      We are an insurance agency with more than one hundred fifty (150) franchise agents locations in thirteen states. We provide processing services, supplier access and marketing assistance to our franchise agents through a "master agent" program that we pioneered. Most of our revenues are derived from the sale of property and casualty insurance policies. We also generate a significant amount of revenues from consulting with our franchise agents and facilitating agency acquisitions by our franchise agents. In the future, we plan to sell financial services other than insurance, because we believe that our franchise agents, as independent business owners, distribute financial services less expensively than employed sales representatives since they are willing to defer some compensation until their agency business is sold. Accordingly, we have developed processing, lending and legal standards that we believe increase the value and liquidity of a franchise agent's business.

THE OFFERING

      This offering includes 100,000 shares of our common stock which includes:

         o 90,000 shares of our common stock issuable upon conversion of 100,000 shares of our Series 2002 convertible preferred stock, par value $25.00 per share, that are currently outstanding ("2002 preferred stock") at a conversion ratio of one shares of our common stock for each one share of our 2002 $25 convertible preferred stock.

         o 10,000 shares of our common stock issuable upon conversion of 10,000 shares of our Series 2002A convertible preferred stock, par value $25.00 per share, that are currently outstanding ("2002A preferred stock") at a conversion ratio of one shares of our common stock for each one share of our 2002A preferred stock.

We are not offering any shares of our preferred stock in this prospectus.

USE OF PROCEEDS

      We have previously received $2,500,000 in proceeds from the sale of our 2002 preferred stock and our 2002A preferred stock. We have invested the proceeds from the sale of our 2002 preferred stock and 2002A preferred stock in our wholly owned subsidiary, Brooke Credit Corporation, which has used or will use the proceeds to repurchase some of the loans previously made by the subsidiary and sold to participating lenders or retain some of the loans that it expects to make in the future. We will not receive any additional proceeds from the conversion of the convertible preferred stock into shares of our common stock. See "USE OF PROCEEDS."

DESCRIPTION OF OUR AUTHORIZED AND OUTSTANDING CAPITAL STOCK

      Our authorized capital consists of 9,500,000 shares of common stock, par value $1.00 per share, and 500,000 shares of our preferred stock, which are issued with the rights, designations and preferences as set forth from time to time by our board of directors. As of February 13, 2002, we had 692,968 shares of common stock and 110,781 shares of convertible preferred stock issued and outstanding. See "DESCRIPTION OF SECURITIES."

RISK FACTORS

      Your investment in the common stock offered by this prospectus involves a high degree of risk. You should carefully review the risks described in this prospectus. See "RISK FACTORS" for a discussion of the risks associated with investing in the common stock.

                                 RISK FACTORS


      Your investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating our business and us before purchasing the common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, you could lose all or part of the money you paid to buy our common stock or our convertible preferred stock.

INTERNET SALES MAY ADVERSELY IMPACT INDEPENDENT PROPERTY AND CASUALTY INSURANCE AGENTS AND RESULT IN A DECLINE IN THE DEMAND FOR OUR SERVICES.

      One of the primary markets for our services is independent property and casualty insurance agents. The popularity of Internet sales may adversely impact independent property and casualty insurance agents and result in a general decline in the demand for our services. In addition, the recent enactment of the Financial Services Modernization Act allows highly capitalized competitors, such as banks, to offer certain insurance services, which are competitive with our products.

OUR PROCESSING CENTER MAY BE INSUFFICIENT TO ACCOMMODATE EXPECTED GROWTH.

      Our processing services are primarily completed at a processing center located in Phillipsburg, Kansas. The processing center's management, facilities, and labor force may be insufficient to accommodate our expected growth. Also, although we have safeguards for emergencies, we do not have back-up facilities to process information if the processing center in Phillipsburg, Kansas is not functioning. The occurrence of a major catastrophic event or other system failure at our processing center in Phillipsburg, Kansas could interrupt document processing or result in the loss of stored data.

OUR RELIANCE ON THE INTERNET COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR OPERATIONS AND OUR ABILITY TO MEET CUSTOMER EXPECTATIONS.

      We rely heavily on the internet in conducting our operations. A main component of our master agent program is providing agency personnel access to agency documents over the internet. This service requires efficient operation of internet connections from agencies and agency personnel to our system. These connections, in turn, depend on efficient operation of web browsers, internet service providers and internet backbone service providers, all of which have experienced periodic operational problems or outages in the past. Any system delays, failures or loss of data, whatever the cause, could reduce customer satisfaction with our services and products. Moreover, despite the implementation of security measures, our computer system may be vulnerable to computer viruses, program errors, attacks by third parties or similar disruptive problems. These events could have a material adverse effect on our operations and our ability to meet customer expectations.

WE HAVE GUARANTEED THE REPAYMENT OF BONDS ISSUED BY OUR SUBSIDIARY WHICH MAY ADVERSELY AFFECT US IF OUR SUBSIDIARY INCURS SIGNIFICANT LOAN LOSSES OR ITS ABILITY TO REPAY ITS BONDS IS OTHERWISE IMPAIRED.

      We have guaranteed the repayment of bonds issued by our finance company subsidiary. If the finance company incurs significant loan losses or its ability to repay the bonds is otherwise impaired, then our financial condition may be adversely affected. In some instances, our finance company subsidiary has sold loans to investors with full recourse which may cause an adverse financial effect on us in the event it is required to repurchase loans of poor quality.

WE HAVE GUARANTEED SOME PAYMENTS TO AGENCY SELLERS, WHICH MAY ADVERSELY
AFFECT US.

      In connection with our activities of matching agency purchasers and sellers, we sometimes guarantee payments to agency sellers, which may cause an adverse financial effect on us in the event such a purchaser defaults on its obligations to such a seller.

THE COLLATERAL FOR OUR LOANS TO AGENTS FOR THE PURPOSE OF ACQUIRING INSURANCE AGENCIES MAY BE ADVERSELY AFFECTED BY A REDUCTION IN THE VALUE OF THE INSURANCE AGENCY'S ASSETS.

      Through one of our subsidiaries, we make loans to agents primarily for the purpose of insurance agency acquisition which are secured by, among other things, insurance agency assets. Insurance agency assets in some cases are intangible, and the value of these assets may rapidly deteriorate if borrowers do not adequately serve their policyholders or if the policies offered are not competitively priced. Reduction in the value of the insurance agency's assets would result in a reduction of the value of our secured interest. This could result in these loans being under secured which could adversely affect us in the event of default on these loans.

WE MAY COLLECT LESS INTEREST THAN WE PAY FOR FUNDING SOME LOANS IF THROUGH OUR SUBSIDIARY, WE REPURCHASE LOANS SOLD TO LOAN PARTICIPANTS OR MAKE ADDITIONAL VARIABLE RATE LOANS, AND MARKET INTEREST RATES DECREASE.

      The interest rate on most of our existing loans varies annually according to an outside index that is not controlled by us. Although most of our existing loans have been sold to loan participants, if we repurchase these variable rate loans or make additional variable rate loans and market interest rates decrease, then we may collect less interest than we pay on our bonds or other funding sources.

WE ARE DEPENDENT ON THIRD PARTIES, PARTICULARLY PROPERTY AND CASUALTY INSURANCE COMPANIES, TO SUPPLY THE PRODUCTS SOLD BY OUR AGENTS.

      We are dependent on others, particularly property and casualty insurance companies, to supply the products sold by our agents. A majority of our products are supplied by five property and casualty insurance companies. Our contracts with these suppliers can be terminated by the suppliers without cause upon advance written notice. The loss of any one of these companies, for any reason, would adversely affect our financial condition. While we believe we maintain strong relationships with these companies, we can give no assurance that these companies will not impose conditions to our relationship, such as lower commission rates, larger premium volume requirements, or loss ratios that we will not be able to satisfy.

TERMINATION OF OUR PROFESSIONAL LIABILITY INSURANCE POLICY MAY ADVERSELY IMPACT OUR COMPANY'S FINANCIAL PROSPECTS AND OUR ABILITY TO CONTINUE OUR RELATIONSHIPS WITH INSURANCE COMPANIES.

      Many of our insurance company contracts are contingent upon us maintaining our professional liability insurance. Although we have an excellent claims history and believe we have a good relationship with our professional liability insurance carrier, if our professional liability insurance policy is terminated, it is unlikely that we can continue our relationships with insurance companies and therefore, the loss of our professional liability insurance policy may adversely impact our financial prospects.

WE ARE IN A HIGHLY COMPETITIVE MARKET WHICH COULD RESULT IN REDUCED
PROFITABILITY.

      Our agents face significant competition. The popularity of internet sales and passage of the Financial Services Modernization Act has increased the number of potential competitors. If our prediction that agent distribution will become more widespread is accurate, then we will face greater competition for the services we provide to our agents. Many of our potential competitors have greater financial resources and market acceptance.

WE ARE DEPENDENT ON KEY PERSONNEL.

      We are dependent upon the continued services of senior management, particularly the services of Robert D. Orr, Leland G. Orr and Michael Hess. The loss of the services of any of these key personnel, by termination, death or disability, could have a material adverse effect on us.

WE ARE UNDER COMMON CONTROL WITH OUR AFFILIATED COMPANIES WHICH COULD RESULT IN CONFLICTS OF INTEREST.

      Through their ownership in Brooke Holdings, Inc., Robert D. Orr, Leland G. Orr and Michael Hess control all aspects of Brooke Corporation and, even if all shares of our preferred stock are converted into shares of common stock, those individuals will still be in a position to elect all of our directors. A common management group directs the activities of the companies in the affiliated group. As a result of these affiliated relationships, conflicts of interests may exist or may arise in the future. In addition, some of our business transactions with our affiliates were not negotiated through independent arms-length negotiations. We can give no assurance that any conflicts which arise will be resolved in our best interests. In addition, we can give no assurance that there are not now, or may in the future, be unrelated businesses that might be able to provide similar services to us in a more efficient, competent and less costly manner, or that our affiliates will be able to continue to provide services to us. In the event that one of our affiliates is not able to perform its services, we can give no assurance that a suitable replacement can be located without incurring substantial expense, or that any replacement will provide an acceptable quality of services to us.

WE COULD BE ADVERSELY AFFECTED IF WE FAIL TO COMPLY WITH GOVERNMENT REGULATIONS.

      Our activities are subject to comprehensive regulation in the various states in which we do business. Our success will depend in part upon our ability to satisfy such regulations and to obtain and maintain all required licenses and permits.

      Although we believe that we are currently in compliance with statutes and regulations applicable to our business, there can be no assurance that we will be able to maintain compliance without incurring significant expense. Our failure to comply with any current or subsequently enacted statutes and regulations could have a material adverse effect on us. Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could have a material adverse effect on us.

WE HAVE NO RESTRICTION ON OUR ABILITY TO INCUR ADDITIONAL DEBT.

      We are not restricted in our ability to incur debt. Any of our debt would be senior in right of payment to our preferred stock and our common stock. Further, we do not have any limitation on the amount or percentage of indebtedness that we may incur. In addition, because we intend to expand our business, we may require additional capital or other funds for the expansion of our operations. We may obtain these funds through the sale of debt securities on terms we cannot now predict.

WE MAY BE UNABLE TO MEET OUR ONGOING NEEDS FOR ADDITIONAL CAPITAL

      We cannot accurately predict how much money we will need to implement our strategic business plan or to continue operations. Our future capital requirements, the likelihood that we can obtain money and the terms of any financing will be influenced by many different factors, including:

          o   our revenues;

          o   the status of competitors in the marketplace;

          o   our performance in the marketplace;

          o   our overall financial condition;

          o   our business prospects; and

          o the perception of our growth potential by the public, including potential lenders.

      If we cannot obtain adequate financing or if the terms on which we are able to acquire financing are unfavorable, our business and financial condition could be negatively affected.

NO MARKET EXISTS FOR OUR COMMON STOCK

      No public market exists to trade the common stock offered by this prospectus and we do not intend to have the common stock listed on any national securities exchange or quoted through the NASDAQ automated quotation system. We cannot assure you that there will be a market to sell the common stock, or the price at which you would be able to sell your common stock. The price that you would be able to obtain depends on many factors, including our operating results and the market for similar securities.

STATE BLUE SKY LAWS MAY PREVENT SALES OF COMMON STOCK

      Before we or you can sell any common stock to a purchaser, state securities laws require that the securities be registered or qualified for sale in the state where the purchaser resides, or else fall within an exemption from registration. We will not knowingly sell the common stock to purchasers in jurisdictions in which the common stock is not registered or otherwise qualified for sale or exempt. However, there is a risk that purchasers may buy the common stock in the after-market or may move to jurisdictions in which the common stock are not registered, qualified, or exempt. We cannot guarantee that any purchaser will be able to effect any required registration or qualification.

THIS OFFERING AND THE SALE OR EXERCISE OF OUR EXISTING SECURITIES COULD CAUSE DILUTION OF EXISTING HOLDERS OF THE COMMON STOCK BY DECREASING THE PRICE OF OUR COMMON STOCK

      The market price of the common stock could be adversely affected by sales of substantial amounts of common stock in the public market after this offering, by the perception that those types of sales could occur or by the fact or perception of events which would have a dilutive effect on the market for the common stock.

WE COULD ISSUE PREFERRED STOCK THAT COULD ADVERSELY EFFECT THE RIGHTS OF THE COMMON STOCK HOLDERS

      Our articles of incorporation gives our board of directors the authority to issue preferred stock without approval of our stockholders. We may issue preferred stock to finance our operations. We may authorize the issuance of our preferred stock in one or more series. In addition, we may set several of the terms of the preferred stock, including:

      o   dividend and liquidation preferences,

      o   voting rights,

      o   conversion privileges,

      o   redemption terms, and

      o other privileges and rights of the shares of each authorized series of preferred stock.

      The issuance of large blocks of preferred stock could have a dilutive effect on our existing shareholders and it can negatively impact our existing stockholders' liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue or preferred stock to third parties as a method of discouraging, delaying or preventing a change in control in our present management or we could issue preferred stock that has disproportionate voting rights.

      Our board of directors could use its authority to issue preferred stock without action by the holders of the common stock to discourage attempts by others to obtain control of our company through a merger, tender offer, proxy or consent solicitation, or otherwise, by making such attempts more difficult to achieve and more costly. Our board of directors also may issue preferred stock with voting rights that could adversely affect the voting power of the then-existing holders of common stock.

                                USE OF PROCEEDS

      We previously received $2,500,000 in proceeds from the sale of 90,000 shares of our 2002 preferred stock and 10,000 shares of our 2002A preferred stock to investors. We have invested the proceeds from the sale of our 2002 preferred stock and 2002A preferred stock in our wholly owned subsidiary, Brooke Credit Corporation, which has used or will use the proceeds to repurchase some of the loans previously made by the subsidiary and sold to participating lenders or retain some of the loans that it expects to make in the future. We will not receive any additional proceeds from the conversion of the convertible preferred stock into shares of our common stock.

                           DESCRIPTION OF THE COMPANY

BACKGROUND

      Brooke Corporation was incorporated in the State of Kansas in January 1986 under the name Brooke Financial Services, Inc., and in June 1987, we changed our name to Brooke Corporation. Our principal executive offices are located at, and our mailing address is, 10895 Grandview Drive, Suite 250, Overland Park, Kansas 66210. Our telephone number is (913) 661-0123. We are controlled by Brooke Holdings, Inc., which owns 511,701 shares of our common stock representing approximately 73.84% of our outstanding common stock as of February 4, 2002.

OUR COMPANY

      We are an insurance agency with more than one hundred fifty (150) franchise agents locations in thirteen states. We provide processing services, supplier access and marketing assistance to our franchise agents through a "master agent" program that we pioneered. Most of our revenues are derived from the sale of property and casualty insurance policies. We also generate a significant amount of revenues from consulting with our franchise agents and facilitating agency acquisitions by our franchise agents. In the future, we plan to sell financial services other than insurance, because we believe that our franchise agents, as independent business owners, distribute financial services less expensively than employed sales representatives since they are willing to defer some compensation until their agency business is sold. Accordingly, we have developed processing, lending and legal standards that we believe increase the value and liquidity of a franchise agent's business.

      We are engaged in the business of selling insurance and financial services through independent agents and brokers. Virtually all of our current revenues are derived from the sale of property and casualty insurance policies, although we intend to increasingly sell other insurance and financial services, including life and health insurance, credit services, investment services and other related financial services.

      We provide third-party administration (processing) to independent insurance agents and bank insurance agents using the "master agent" program pioneered by us. The basic premise of our master agent program is the concept that agents must outsource administrative activities to a master agent that can generate sufficient economies of scale to reduce administrative expenses and increase agent productivity. As such, we have developed detailed processing standards for third-party processing by a master agent. Administrative and processing services provided by us to the agents under the master agent program include, but are not limited to, accounting, data maintenance and payment services.

      In connection with the master agent program, we prepare, reconcile and distribute monthly statements to each of our franchise agents. Such monthly statements list all credits and debits and represent a comprehensive reconciliation of our commissions, receipts from agent's customers, checks issued to an agent's customer and vendors, and pass-through or journal entries for amounts due in our capacity as master agent.

      The master agent program also promotes agency efficiency through data maintenance services. All customer account documents are provided to us for imaging or other electronic storage. Agents are then provided passwords so documents associated with an agency may be viewed by such agency's personnel from any location via the internet.

      In addition, we provide marketing assistance to our network of agents through brand name development. By participating in the master agent program, agents gain the power of a common brand name through us. We believe that associating products and services with a trusted brand name can result in additional sales, much as additional sales can result from a product endorsement. Although a trusted brand name may attract an internet customer, because of the complexity of many insurance products and financial services, the assistance of a local agent to provide individualized customer support is often required. We believe that agents with a trusted brand name, local agency presence and master agent support are well-positioned in business-to-business internet sales of insurance and financial services.

      Another aspect of the master agent program that is advantageous to the agents is our purchasing power. By consolidating purchasing activities, we believe that a master agent is able to negotiate better commissions and has access to more insurance companies.

      Through our subsidiary, Brooke Credit Corporation, we also provide loans to independent insurance agents for acquisition of insurance agencies, matches agency buyers with sellers, inspects agency assets for prospective agency purchasers and generally assists agents with increasing agency value and liquidity. We believe that independent insurance agents, as small business owners, distribute financial services less expensively because they are more motivated and willing to defer some of their compensation until the agency business is sold. Therefore, as part of the effort to make agents more efficient, we attempt to make ownership more attractive by facilitating ownership transfers through development of detailed legal standards, increasing credit availability by developing agency lending standards, and making ownership value easier to measure with standards for appraisals for insurance agencies.

OUR SUBSIDIARIES AND AFFILIATES

      BROOKE CREDIT CORPORATION. Brooke Credit Corporation is a licensed finance company that originates loans primarily to our agents.

      BROOKE HOLDINGS, INC. We are controlled by Brooke Holdings, Inc., which owns 511,701 shares of our common stock as of February 4, 2002.

      BROOKE LIFE AND HEALTH, INC. Brooke Life and Health, Inc. is a licensed insurance agency which sells life and health insurance through our network of franchise agents, subagents, bank agents, broker agents and insurance producers.

      BROOKE AGENCY, INC. Brooke Agency, Inc. is a licensed insurance agency which sells property and casualty insurance through our network of franchise agents, subagents, bank agents, broker agents and insurance producers.

      BROOKE INVESTMENTS, INC. Brooke Investments, Inc. develops investment services for sale through our network of franchise agents, subagents, bank agents, broker agents and insurance producers.

      INTERSTATE INSURANCE GROUP, LTD. Interstate Insurance Group, LTD. is a licensed insurance agency which sells insurance programs and targeted market policies through our network of agents and through agents not necessarily affiliated with us.

      THE AMERICAN AGENCY, INC. The American Agency, Inc. is a licensed insurance agency which sells insurance programs and targeted market policies through our network of agents and through agents not necessarily our affiliates. We intend to offer our agency listing services to buyers and sellers of insurance agencies through this subsidiary.

      THE AMERICAN HERITAGE, INC. The American Heritage, Inc. is a licensed insurance agency which also sells insurance programs and "targeted market" policies through our network of agents and through agents who are not necessarily our affiliates. This subsidiary also offers our buyers assistance specialty program. This program is designed to assist prospective agency buyers with their inspection of assets to be acquired and to assist new owners with agency cash flow management, marketing, and operations during the first year following an acquisitions. For marketing purposes, the name of this subsidiary was recently changed from Heritage Marketing Services, Inc.

      BROOKE CORPORATION OF NEVADA. Brooke Corporation of Nevada is a licensed Nevada insurance agency which sells insurance through our network of franchise agents, subagents, broker agents, and insurance producers. This subsidiary also sells the programs and targeted market policies in Nevada through our network of agents and through agents who are not necessarily our affiliates.

      BROOKE BANCSHARES, INC. Brooke Bancshares, Inc. is a Kansas Corporation incorporated in January of 2002 and is a bank holding company as defined pursuant to the Bank Holding Company Act of 1956, as amended. Brooke Bancshares, Inc. was incorporated for the specific purpose of acquiring and owning one or more banks which will distribute banking services and products through our agents.

      FIRST BROOKE INSURANCE AND FINANCIAL SERVICES, INC. Through a contractual relationship, we control First Brooke Insurance and Financial Services, Inc., a Texas corporation owned by two licensed Texas insurance agents, including Leland Orr, our Treasurer, Chief Financial Officer, Assistant Secretary and Director.

      From time to time throughout this prospectus, the terms "we" and "our" may also include references to actions performed on our behalf by these affiliates and subsidiaries as the context requires.

      All of our subsidiaries are 100% owned and controlled by us. With the notable exception of Brooke Credit Corporation, The American Agency, Inc. and American Heritage, Inc., all of our subsidiaries are held primarily for regulatory licensing and insurance company contracting purposes. Other than Brooke Credit Corporation and Brooke Bancshares, Inc., the subsidiaries' financial statements are not separately prepared. Brooke Credit Corporation, a Kansas corporation, is a licensed finance company that originates loans primarily to our agents. Separate financial statements are regularly prepared for Brooke Credit Corporation, and Brooke Credit Corporation borrows money in its own right primarily through the issuance of bonds.

      See "RISK FACTORS" for a discussion of distinct or special characteristics of our operations which may have a material impact upon our future financial performance.

BUSINESS STRATEGY

      We believe that independent insurance agencies represent an increasingly popular means for distributing certain financial services and that our master agent concept will become increasingly important to the future success of independent insurance agents. As such, we expect the demand for our processing, marketing and lending services to grow rapidly.

      During the second calendar quarter of 2001, we introduced a specialty program to provide prospective agency buyers with assistance in inspecting agency assets to be purchased and assistance with agency cash flow management, marketing, and operations during the first year following an acquisition. During the first quarter of 2002, we intend to introduce another specialty program primarily designed to assist agency sellers in finding agency buyers, or alternatively, assisting agency buyers find agencies to purchase. Finally, in the first quarter of 2002, we intend to acquire a bank in order to commence the distribution of bank products and services through our franchise agents. We are using our existing management and staff to deliver these products; however, as product demand increases, additional management and staff may be required. We do not expect to develop any other new products during 2002, because demand for existing products and the products added during the first quarter is anticipated to fully utilize our management and staff. However, we still expect to revise or enhance our existing products upon receipt of agent comments and suggestions that we believe are beneficial to our operations.

      During the second calendar quarter of 2001, we, through our subsidiary American Heritage, Inc., introduced a specialty program to provide prospective agency buyers with assistance in inspecting agency assets to be purchased and assistance with agency cash flow management, marketing, and operations during the first year following an acquisition. We are using our existing management and staff to deliver this product; however, as product demand increases, additional management and staff may be required. We do not expect to develop any other new products during 2002 because demand for existing products and the product added during the second quarter is anticipated to fully utilize our management and staff. However, we still expect to revise or enhance existing products upon receipt of agent comments and suggestions deemed beneficial to our operations.

SERVICES AND PRODUCTS

      We have two product lines, the first of which is the master agent program, which was developed exclusively by us and to which we believe is unique to the industry. Our secondary line of products is specialty programs, such as our agency lending program and insurance programs for industry niches, which are offered through various subsidiaries.

      Document management and commissions accounting are an agency's primary administrative functions and may be outsourced to our processing center as part of the services offered through the master agent program. Documents and accounting information are presented to the agents by the processing center through the processing center's web site at WWW.BROOKEPROCESSING.COM (the contents of which are not incorporated by reference into this prospectus). The master agent program also provides for development of a national brand name for agents and consolidation of agent's purchasing power with insurance companies and other financial services suppliers.

      Our secondary product line is specialty programs, the most successful of which is the lending program, but also includes insurance programs for various industry niches, which are offered through various subsidiaries.

      We, through our subsidiary Brooke Credit Corporation, originate loans to agents primarily for the purpose of insurance agency acquisition. Such loans are secured by, among other things, insurance agency assets. Our lending program features standardized legal documentation and established standards for credit approval and ongoing credit review.

      The origination of agency acquisition loans to agents is expected to increase demand for our master agent services. We believe that many traditional lenders are reluctant to lend money for acquisition of an insurance agency because the primary collateral for such loans, insurance commissions, could be jeopardized in the event of a borrower default. To protect itself from such a risk, we require all borrowers to enroll in the master agent program. Under the master agent program, we are listed as the agent-of-record for policies written by an agent. Thus, in the event that the agent/borrower defaults on its obligations under the agency acquisition loan, we continue to collect payments and service the defaulted agent's accounts. This arrangement minimizes the impact of an agent/borrower's default and protects the collateral pledged under the terms of the agency acquisition loan.

      In addition to our lending program, we, through our wholly-owned subsidiaries, The American Agency, Inc., The American Heritage, Inc., and Interstate Insurance Group, L.L.C., sell insurance programs and "targeted market" policies through our network of agents and through agents not affiliated with us. In connection with such specialty programs, agents offer insurance coverage to targeted classes of business which may not be obtained from standard markets at all or which cannot be obtained from standard markets on a favorable basis. These target classes of business include limousine companies and meat processors. Although specialty programs may be offered through any duly licensed agent, it is typical for specialty programs to be "cross sold" to agents that purchase the master agent services. In addition, we offer our buyers' assistance specialty program through The American Heritage, Inc. to assist prospective agency buyers with their inspection of assets to be acquired and to assist new owners with agency cash flow management, marketing, and operations during the first year following an acquisition. We intend to offer our agency listing specialty program through The American Agency, Inc. to assist prospective agency sellers in finding agency buyers and prospective agency buyers in finding agencies to purchase. Finally, we intend to offer bank products and services of an indirect wholly owned bank subsidiary through its franchise agents.

      A typical transaction occurs when an insurance policy is sold by one of our agents and the premium is paid by the customer directly to an insurance company. On a periodic (usually monthly) basis, insurance companies pay commissions to us for the sale of insurance policies which we record as commission income. We then pay a share of sales commissions to our agents which we record as commission expense.

     We are solely responsible for payment to insurance companies of premiums collected from customers for the sale of insurance policies even if its agents mishandle premium collection. Accordingly, we are the recipient and owner of all commissions paid by insurance companies resulting from the sale of insurance policies by our agents. Our agents have an exclusive contractual relationship with us and generally do not have any contractual relationship with the insurance companies. As such, payment of a share of sales commissions to the agents is our obligation and is not an obligation of any insurance company. Furthermore, for income tax purposes, we are required to record all commissions received from insurance companies as income and correspondingly report to the appropriate tax authorities all commissions expense paid to agents.

      Commission expenses as a percentage of commission income has increased from 55% in 1998 to 64% in 1999 to 70% in 2000 and to 75% for the first nine months of 2001, primarily as a result of the following: (i) we have gradually increased the share of sales commissions paid to agents during the last several years, and it is our plan to pay an increasing share of sales commissions to our agents as we grow and marginal expenses decrease from economies of scale; and (ii), our commissions from the sale of policies by The American Agency, Inc. have decreased as a result of the discontinuance of one of The American Agency Inc.'s specialty insurance programs. The ratio of commission expense to commission income for insurance programs or "targeted market" insurance policies is generally less than from the sale of other insurance policies.

      The typical transaction outlined above provides for the billing and collection of premiums directly by insurance companies because our agents are required to use direct insurance company billing when available. However, in those instances where direct company billing is not available, we are responsible to the insurance company for billing and collecting the full premium from customers. We then remit to insurance companies the amount of the customer's premiums, net of sales commissions, when we are billed by insurance companies. As a result, we record an account receivable for the amount owed by the customer to us and simultaneously record a payable for the amount owed by us to the related insurance company.

      Customer receivables are included in the balance sheet category for accounts and notes receivable. This category also includes receivables from insurance companies for commissions on direct company billed policies, profit sharing commissions and certain notes receivables held by our finance company subsidiary. Customer receivables result when we assume responsibility for the billing and collection of premiums that is typically the responsibility of the insurance companies. To accommodate customers when direct company billing is not available, we sometimes permit flexible premium payments by not requiring full premium payment prior to policy delivery. This resembles the premium payment flexibility offered by insurance companies when premiums are direct company billed. The consequences of providing this flexibility include collection risk and reduced cash balances from payment of premiums to insurance companies prior to premium collection from customers.

CUSTOMERS

      Our customers are independent insurance agents and bank insurance agents. We currently sell our products and services through over 150 agencies that employ or retain over 375 agents in the States of Arizona, Colorado, Florida, Illinois, Iowa, Kansas, Louisiana, Missouri, Nebraska, Nevada, Oklahoma, Texas, and Utah.

      It has been our experience that independent insurance agents are more willing to sell their agency businesses. Brooke Credit Corporation's lending program is a source of credit for prospective purchasers of agency businesses. The relative success of our agency lending program is attributable to the loan collateral enhancements and protections provided by our master agent concept. As such, we expect that as the demand for agency acquisition loans from independent insurance agents increases, the demand for our master agent services will increase as well.

      Although a significant number of our current customers are bank insurance agents, such agents represent a relatively small portion of our overall commissions because they are generally agents from small banks in small communities. With the passage of the Financial Services Modernization Act, larger banks in larger communities are now authorized to sell insurance. We anticipate that larger banks will engage in the business of selling insurance, which, in turn, we believe will lead to a greater demand for the services offered under our master agent program. By outsourcing agency administration to a master agent and with the purchasing power provided by a master agent, we believe that bank insurance agents can immediately take advantage of the expanded insurance powers available under the Financial Services Modernization Act.

INSURANCE MARKET

      Although our revenues are comprised primarily of the sales commission portion of insurance premiums, most industry analysis is based on premiums. Based on typical sales commission rates, we have estimated our gross annualized premiums to be approximately $175 million to approximately $200 million for the year 2001. According to the Insurance Information Institute, insurance premiums in the United States totaled approximately $735 billion in 2001, which was 8.5% more than in 1999. Premiums in the property and casualty sector totaled approximately $299.6 billion and life and health premiums totaled approximately $435.4 billion. Our agents sell insurance to both personal and commercial customers; however, as a group, the agents sell more commercial insurance than personal insurance.

COMPETITION

      We are unaware of any direct competitors in the United States for the master agent services that are offered to independent insurance agents and bank insurance agents. Although we are aware of other insurance companies that offer similar services to agents, to the best of our knowledge, such services do not allow agents exclusive agency ownership and/or require that such agents sell exclusively for one insurance company. Also, insurance companies sometimes offer assistance to agents' policyholders that have purchased policies from their specific insurance company. However, there does not appear to be a service, such as our master agent program, that attempts to provide a comprehensive solution to the efficiency problems encountered by independent insurance agents and bank insurance agents.

      We have more competition for the sale of its specialty programs, especially insurance programs, than we do for the sale of our master agent services. Many independent insurance agents and brokers are developing insurance programs for specific market niches. However, those that purchase our master agent services are a receptive audience for our specialty programs which we believe gives us a significant advantage within our master agent organization.

      The competition for agency loans comes primarily from banks and other traditional lenders, many of which are larger and have larger resources than us. However, we are not aware of any lenders that have developed the comprehensive legal and lending standards that are required to protect and preserve the intangible assets that serve as collateral for insurance agency loans. Additionally, as previously noted, the master agent program is critical to collateral preservation and we believe that the entire package of services offered under the master agent program are not currently available from others.

SALES AND MARKETING

      Most of our marketing activities are currently conducted from our Kansas City, Kansas, Dallas, Texas or Denver, Colorado, area regional offices. We opened an additional regional office in Nashville, Tennessee in the fourth quarter of 2000.

      Our regional managers market the master agent program to independent insurance agents using a description of "franchise agents" because, as a part of the master agent program, independent insurance agents use a common trade name and share many other characteristics of a franchise relationship. Accordingly, we disclose information relating to the master agent program to prospective agents using the Uniform Franchise Offering Circular format.

      The services offered under our master agent program are also marketed to bank insurance agents; however, bank insurance agents typically use a trade name associated with the sponsoring bank instead of the common trade name used by franchise agents. Therefore, the term "bank agents" is used to differentiate franchise agents from bank agents. Unlike franchise agents, the services offered under the master agent program to bank agents are limited to insurance, as most bank agents also want to sell the banking, investment or lending services of the sponsoring bank.

      Those agents selling our specialty programs are identified as "broker agents." Broker agents provide expertise in a specific industry niche to other agents, typically franchise or bank agents that purchase our master agent services. Additional revenues are created when our franchise agents or bank agents purchase expertise from our broker agents. For example, our agency lending program requires enrollment in the master agent program and, as a result, is the largest source of master agent program sales.

      In the spirit of multilevel sales organizations, we encourage our franchise, bank and broker agents to recruit subagents to purchase the services offered under the master agent program and specialty programs. Franchise agents can build a sales organization of smaller subagents and, because of growth and size bonuses, receive a larger share of commissions from us. Correspondingly, bank agents can use the master agent's services to recruit other banks as subagents.

EMPLOYEES

      We currently employ a total of approximately 141 employees of which a significant number are part time and temporary employees employed by the processing center. On a full-time equivalency basis (those employees who regularly work 37.5 hours or more per week), we employ approximately 70 individuals.

SUPPLIERS

      We have agency relationships with a large number of insurance companies. We have direct agency relationships with five of the six leading writers of commercial insurance in the United States (based on 1998 premiums). Our largest suppliers include Safeco Insurance Company, Allied Insurance Company, Employers Mutual Companies, Columbia Insurance Company and Allstate Insurance Company.

GOVERNMENT REGULATION

      Our insurance activities are generally regulated by the insurance departments of individual states. We must maintain valid insurance agency licenses in most of the states in which we transact our insurance and financial services business. Periodically, agency insurance licenses must be renewed by and license fees must be remitted to the individual states.

      Our lending programs are targeted to businesses and are generally unregulated. Although we do not typically make consumer loans, our finance company subsidiary is licensed as a consumer finance company by the States of Kansas and Nebraska. Our franchising activities are also regulated, to a certain extent, by the Federal Trade Commission and state regulators. Our banking activities will be regulated by the Federal Reserve and the Kansas Banking Department. As a reporting company, our reporting activities are regulated by the Securities and Exchange Commission. Offering of our securities are subject to regulations promulgated by the Office of the Securities Commissioner of the State of Kansas. We believe that we are currently in compliance with all state and federal regulations to which we are subject.

                       DETERMINATION OF THE OFFERING PRICE

      There is no established public market for the shares of common stock being registered pursuant to this prospectus. The 2002 preferred stock and the 2002A convertible preferred stock have been sold from time to time by us, and at those times, we set the rate at which shares of our preferred stock could be converted into shares of our common stock based on multiple factors. The conversion prices do not necessarily bear any relationship to our assets, book value, or other investment criteria, and you should not be consider it an indication of the actual value of our securities. If a public market for our shares were to develop or if we were to merge with another company, the public market price or the merger price for our shares could be substantially less than the conversion price.

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 10,000,000 shares, which shall consist of 9,500,000 shares of our common stock, par value $1.00 per share, and a total of 500,000 shares of our preferred stock. As of February 13, 2002, we had 692,968 shares of common stock and 110,781 shares of convertible preferred stock issued and outstanding, including 110,000 shares of preferred stock which, if converted into shares of common stock would total 110,000 shares of common stock. Overall, we would have a total of 802,968 shares of common stock issued and outstanding if all of our outstanding convertible securities are exercised and converted into common stock.

COMMON STOCK

      Each share of common stock is entitled to one vote on each matter submitted to a vote of the stockholders and is equal to each other share with respect to voting, liquidation and dividend rights. Holders of the common stock are entitled to receive the dividends, if any, as may be declared by the Board of Directors out of assets legally available for dividend distributions and to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to preferred stockholders. The common stock does not have cumulative voting rights in the election of directors.

      Common stockholders were paid dividends in the amount of $.06 per share for the periods ending March 31, 2001, June 30, 2001 and September 30, 2001.

      There is no market for the common stock offered by this prospectus, the common stock is not listed on a securities exchange.

      As of February 4, 2002, there were 209 holders of record of our 692,968 outstanding shares of common stock. Based upon information provided to us by persons holding securities for the benefit of others, it is estimated that we have in excess of 200 beneficial owners of our common stock as of February 4, 2002.

PREFERRED STOCK

      For a complete description of the terms and conditions of each series of our preferred stock, please refer to our Articles of Incorporation, which is filed as an exhibit to the registration statement. The descriptions of the series of our preferred stock in this prospectus that follow are qualified in their entirety by reference to that exhibit.

      Our board of directors has the authority to issue up to 500,000 shares of our preferred stock. Our board of directors may issue our preferred stock in one or more series and fix the relative rights of those series without any further vote or action by the holders of our common stock or our preferred stock. Our board of directors has designated (a) 1,000 shares as convertible preferred stock, par value $75.00 per share (the "original preferred stock");
(b) 100,000 shares as Series 2002 convertible preferred stock, par value $25.00 per share (the "2002 preferred stock"); (c) 10,000 shares as Series 2002A convertible preferred stock, par value $25.00 per share (the "2002A preferred stock"); and (d) 40,000 shares as Series 2002B convertible preferred stock, par value $32.00 per share (the "2002B preferred stock"). The remaining 349,000 shares of preferred stock remain undesignated, for which the designations, preferences, conversion rights, and cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof, may be determined by our board of directors on some future date without any further authorization by our shareholders.

      As of February 4, 2002, we had 781 shares of our original preferred stock, 100,000 shares of our 2002 preferred stock, 10,000 shares of our 2002A preferred stock and no shares of our 2002B preferred stock outstanding. Currently there exists no public market for our preferred stock and no assurances can be given that a public market will develop in the future.

ORIGINAL PREFERRED STOCK

      VOTING RIGHTS; CONSENT

      The original preferred stock has no voting rights. However, we must obtain the consent of a majority of the outstanding shares of original preferred stock before we can (a) create or authorize any shares or series of shares ranking prior to or on a parity with the original preferred stock; or
(b) amend, alter or repeal any of the express terms of the original preferred stock.

      DIVIDENDS

      The holders of original preferred stock are entitled to receive a quarterly non-cumulative cash dividend of 9% per annum, out of funds at the time legally available for payments of dividends under the General Business Corporation Act of Kansas. Original preferred stockholders were paid dividends in the amount of $1.6875 per share for the periods ending March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001.

      CONVERSION INTO COMMON STOCK

      Each share of original preferred stock is convertible by the holder into shares of our common stock, and each share of original preferred stock shall be exchanged for 13 shares of our common stock, which occurs upon delivery of written notice by the holder of the original preferred stock to us of such conversion.

      ANTI-DILUTION PROVISIONS

      We are required to adjust the conversion ratio described in "--Conversion into Common Stock" to avoid dilution caused by any of the following events:

         o we issue our common stock for a price per share less than the current fair market value

         o we issue rights or options to purchase our common stock or issuance of securities convertible into shares of our common stock where the exercise or conversion price is less then the fair market value of such shares

         o  stock dividends

         o  stock splits

      REDEMPTION

      We may redeem each share of the original preferred stock at our option at a redemption price of $75.00 per share if we deliver to the holders of the original preferred stock 30 days prior written notice. Holders of the original preferred stock may still convert their shares to shares of our common stock prior to the end of the 30-day period.

      LIQUIDATION OR DISSOLUTION

      If we are liquidated or dissolved, the holders of the original preferred stock are entitled to a liquidation preference of $75.00 per share before any amounts shall be paid to the holders of the 2002 preferred stock, our 2002A preferred stock, our 2002B preferred stock, our preferred stock that is currently undesignated and our common stock. The only payment to the original preferred stock is the liquidation preference, as the remaining assets are divided between our other securityholders.

2002 PREFERRED STOCK

      VOTING RIGHTS; CONSENT

      The 2002 preferred stock has no voting rights. However, we must obtain the consent of a majority of the outstanding shares of the 2002 preferred stock before we can (a) create or authorize any shares or series of shares ranking prior to or on a parity with the 2002 preferred stock; or (b) amend, alter or repeal any of the express terms of the 2002 preferred stock.

      DIVIDENDS

      The holders of the 2002 preferred stock are entitled to receive a quarterly cumulative cash dividend of 10% per annum, out of funds at the time legally available for payments of dividends under the General Business Corporation Act of Kansas. The dividend payment is made after any dividend is paid to the original preferred stock for the current fiscal year. Holders of 2002 preferred stock were paid dividends in the amount of $.625 per share for the periods ending March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001.

      SUBORDINATION

      The rights of the holders of the 2002 preferred stock are subordinate to the rights of the holders of the original preferred stock except to the extent that holders of the 2002 preferred stock are entitled to cumulative dividends and the holders of original preferred stock are not entitled to cumulative dividends.

      CONVERSION INTO COMMON STOCK

      On or prior to April 1, 2002, each one share of the 2002 preferred stock is convertible by the holder into one share of our common stock, which occurs upon delivery of written notice by the holder of the 2002 preferred stock to us of such conversion.

      ANTI-DILUTION PROVISIONS

      On or prior to April 1, 2002, we are required to adjust the conversion ratio described in "--Conversion into Common Stock" to avoid dilution caused by any of the following events:

         o we issue our common stock for a price per share less than the current fair market value

         o we issue rights or options to purchase our common stock or issuance of securities convertible into shares of our common stock where the exercise or conversion price is less then the fair market value of such shares

         o  stock dividends

         o  stock splits

      REDEMPTION

      We may redeem each share of the 2002 preferred stock at our option at a redemption price of $27.50 per share on any dividend payment date.

      LIQUIDATION OR DISSOLUTION

      If we are liquidated or dissolved, the holders of the 2002 preferred stock are entitled to a liquidation preference of $25.00 per share after amounts are paid to the holders of our original preferred stock and before any amounts shall be paid to the holders of our 2002A preferred stock, our 2002B preferred stock, our preferred stock that is currently undesignated and our common stock. The only payment to the 2002 preferred stock is the liquidation preference, as the remaining assets are divided between our other securityholders.

2002A PREFERRED STOCK

      Our 2002A preferred stock has all of the same rights as our 2002 preferred stock set forth above under "Preferred Stock--2002 Preferred Stock," except that the rights of the holders of the Series 2002A preferred stock subordinate to both the original preferred stock and the 2002 preferred stock, including in payment of dividends and upon liquidation or dissolution.

                              PLAN OF DISTRIBUTION

      We previously sold the 2002 preferred stock and the 2002A preferred stock in intra-state offerings registered with the Office of the Kansas Securities Commission in transactions exempt from registration under the Securities Act of 1933, as amended. The shares of common stock offered in this prospectus are issuable upon conversion of the shares of the 2002 preferred stock and 2002A preferred stock.

      No underwriter, broker, dealer or agent has been engaged by us in connection with the distribution of the common stock upon conversion of preferred stock.

      Any common stock covered by this prospectus which qualifies for sale based on Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than based on this prospectus. There is no assurance that the holders of the common stock will sell any or all of the common stock. The holders of the common stock may transfer, devise or gift common stock by other means not described herein.

                                  LEGAL MATTERS

      Matters relating to the legality of the securities to be offered by this prospectus will be passed upon for us by the law firm of Kutak Rock LLP, Denver, Colorado.

                                     EXPERTS

      Our financial statements incorporated herein by reference have been so incorporated in reliance upon the report of Summers, Spencer & Cavanaugh, independent certified public accountants, which expresses an unqualified opinion, given upon their authority as experts in auditing and accounting.

                              AVAILABLE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, therefore, we file reports and other information with the SEC. Those reports and other information can be obtained at or from:

         o the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, information about which can be obtained by calling the SEC at 1-800-SEC-0330;

         o the SEC's Chicago regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

         o the internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the SEC.

Some locations may charge prescribed or modest fees for copies.

                             ADDITIONAL INFORMATION

      This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. This prospectus is only a part of that registration statement, and does contain all of the information that is included in the registration statement, several sections of which are not included at all in this prospectus. The statements contained in this prospectus, including statements as to the contents of any contract or other document, are not necessarily complete. You should refer to the registration statement and to an actual copy of the contract or document filed as an exhibit to the registration statement for more complete information. The registration statement may be obtained from the SEC through one of the methods described above in "AVAILABLE INFORMATION."

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information that is incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission ("SEC") will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus, or after the date of this initial registration statement and before the effectiveness of the registration statement.

     o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, as amended;

     o Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2001, as amended;

     o Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2001, as amended;

     o Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2001, as amended;

     o Current Report on Form 8-K that was filed with the SEC on December 21, 2001;

     o Current Report on Form 8-K that was filed with the SEC on September 4, 2001;

     o   Current Report on Form 8-K that was filed with the SEC on June 1, 2001;
         and

     o Definitive Proxy Statement that was filed with the SEC on April 12, 2001.

      On request we will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into those documents.

      If we modify or supersede any statement contained in a document that we incorporate by reference or that is deemed to be incorporated by reference into this prospectus, that original statement will not be considered part of this prospectus. The statement that is modified or superseded is incorporated into this prospectus only after taking into account the modification.

==============================================================================

  THE ONLY SOURCES OF INFORMATION GIVEN TO YOU BY US ABOUT YOUR INVESTMENT DECISION ARE THIS PROSPECTUS AND ANY DOCUMENTS REFERRED TO IN THIS PROSPECTUS. WE DID NOT AUTHORIZE ANYONE TO GIVE YOU ANY OTHER INFORMATION ABOUT YOUR INVESTMENT DECISION.

  THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IS NOT MEANT TO INDUCE THE SALE OF SECURITIES IF IT WOULD VIOLATE STATE LAW. IF THE PERSONS WHO ARE TRYING TO OFFER THE SECURITIES FOR SALE, OR THE PERSONS WHO RECEIVE THOSE OFFERS FOR SALE ARE PROHIBITED FROM DOING SO UNDER STATE LAW, THIS PROSPECTUS IS NOT MEANT TO INDUCE SALE OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS.

                      100,000 SHARES OF COMMON STOCK, PAR
                             VALUE $1.00 PER SHARE





                              BROOKE CORPORATION


                                 COMMON STOCK



                             ---------------------

                                  PROSPECTUS

                             ---------------------



                              ________ __, 2002

==============================================================================

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than the underwriting discounts and commissions, all of which will be paid by the Company. All amounts are estimates, other than the SEC registration fee and the NASD filing fee.

SEC registration fee....................................................$
Accounting fees and expenses............................................   *
Printing and engraving expenses.........................................   *
Transfer agent's fees and expenses......................................   *
Legal fees and expenses.................................................   *
Miscellaneous expenses..................................................   *
Total...................................................................$
                                                                         ===

*Estimated; to be filed by amendment

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 17-6305 of the Kansas General Corporate Law provides generally and in pertinent part that a Kansas corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 17-6305 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Kansas corporation may indemnify its directors, officers, and employees against expenses actually and reasonably incurred by them in connection with the defense or settlement of the action or suit if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation.

      Article VIII of the Amendment and Restatement to the Articles of Incorporation of the registrant requires the registrant to indemnify its directors, officers, employees and agents to the maximum extent and in accordance with the provisions of the Kansas General Corporation Law.

ITEM 16.  INDEX TO EXHIBITS


Exhibit No.    Description
-----------    -----------
4.01           Amendment and Restatement to the Articles of Incorporation of the
               Company, filed with the Secretary of State for the State of
               Kansas on March 16, 2001(1)

4.02           Certificate of Designation with regard to the Series 2002A
               Convertible Preferred


                                       II-1


               Stock filed with the Secretary of State for the State of Kansas on January 25, 2002(3)

4.03           Certificate of Designation with regard to the Series 2002B
               Convertible Preferred Stock filed with the Secretary of State for the State of Kansas on January 25, 2002(3)

4.04           By-laws of the Company (2)

4.05           Certificate of Amendment to the By-laws of the Company, dated
               July 3, 2000(1)

5.01           Opinion of Kutak Rock LLP(3)

23.01          Consent of Independent Accountants(4)

23.02          Consent of Kutak Rock LLP (included in Exhibit 5.01)(3)

24.01          Power of Attorney (included on page II-5 of this Registration
               Statement)(4)

(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001.

(2) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2000

(3) To be filed by amendment

(4) Filed herewith



ITEM 17.  UNDERTAKINGS
      (a) The undersigned registrant will:

            (i) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (1) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (2) reflect in the prospectus any facts or events which,
            individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered

            (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (3) include any additional or changed  material  information on the plan of distribution.

            (ii) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (iii) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Overland Park, State of Kansas, on February 25, 2002.

                                          BROOKE CORPORATION, a Kansas
                                          corporation

                                          By:   /s/ Robert D. Orr
                                             ---------------------------------
                                                Robert D. Orr,
                                                Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned, whose signatures appear below, hereby constitute and appoint Robert D. Orr their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as full and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 NAME                                    TITLE                                  DATE
                 ----                                    -----                                  ----
/s/ Michael Hess                         President and Director                           February 25, 2002
------------------------------------
Michael Hess

/s/ Robert D. Orr                        Chief Executive Officer and Director             February 25, 2002
------------------------------------
Robert D. Orr

/s/ Leland G. Orr                        Treasurer, Chief Financial Officer,              February 25, 2002
------------------------------------     Assistant Secretary and Director
Leland G. Orr

                                         Director                                         February 25, 2002
------------------------------------
John Allen

                                         Director                                         February 25, 2002
------------------------------------
Derrol Hubbard


Exhibit No.    Description
-----------    -----------
4.01           Amendment and Restatement to the Articles of Incorporation of the
               Company, filed with the Secretary of State for the State of
               Kansas on March 16, 2001(1)

4.02           Certificate of Designation with regard to the Series 2002A
               Convertible Preferred Stock filed with the Secretary of State for the State of Kansas on January 25, 2002(3)

4.03           Certificate of Designation with regard to the Series 2002B
               Convertible Preferred Stock filed with the Secretary of State for the State of Kansas on January 25, 2002(3)

4.04           By-laws of the Company(2)

4.05           Certificate of Amendment to the By-laws of the Company, dated
               July 3, 2000(1)

5.01           Opinion of Kutak Rock LLP(3)

23.01          Consent of Independent Accountants(4)

23.02          Consent of Kutak Rock LLP (included in Exhibit 5.01)(3)

24.01          Power of Attorney (included on page II-5 of this Registration
               Statement)(4)

(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001.

(2) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2000

(3) To be filed by amendment

(4) Filed herewith